Exhibit (a)(1)(A)

VITESSE SEMICONDUCTOR CORPORATION

OFFER TO AMEND THE EXERCISE PRICE OF CERTAIN OPTIONS
(AMENDED AND RESTATED)

This document constitutes part of the prospectuses relating to the Vitesse Semiconductor Corporation 1991 Stock Option Plan and the Vitesse Semiconductor Corporation 2001 Stock Incentive Plan covering securities that have been registered under the Securities Act of 1933, as amended.

December 1, 2008,
as amended on December 12, 2008

VITESSE SEMICONDUCTOR CORPORATION

Offer to Amend the Exercise Price of Certain Options
(Amended and Restated)

This offer and withdrawal rights will expire at
5:00 p.m., Pacific Time, on December 30, 2008.

By this Offer to Amend the Exercise Price of Certain Options (as amended and restated, the “Offer to Amend”), we are giving all eligible option holders holding eligible options to purchase shares of our common stock the right to amend certain outstanding options and to receive restricted stock unit awards with respect to such amended options (we refer to this as the “offer”).  Each eligible option holder who has eligible options outstanding is being provided with an addendum (referred to as the “Addendum”) in a separate email setting forth his or her eligible options, the new exercise price that would apply to each eligible option (if amended), and the number of restricted stock unit awards with respect to such eligible options, and other relevant information.

It has been determined that certain of your stock options were erroneously assigned grant dates other than the actual date of finalization of those grants.  As a result, the exercise prices of these stock options were lower than they would have been if the options had been dated when the grants were actually finalized.  Therefore, the options may become subject to adverse tax consequences for the option holder under Section 409A of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), if the fair market value of the shares exceeds the exercise price for such shares at the end of any year in which the option is exercisable and/or at the time of exercise.  These tax consequences include ordinary income on the spread between the exercise price and the value of the underlying shares (even if the option is not exercised), an additional 20% federal tax and potential interest charges.  In addition, some states, including California, impose an additional 20% state tax.  If you elect to participate in this offer, your eligible options should no longer be subject to the adverse tax consequences under Section 409A.

You are an “eligible option holder” only if you (1) are subject to taxation in the United States, (2) are an active employee of Vitesse Semiconductor Corporation or our subsidiaries (collectively referred to as “Vitesse,” the “Company,” “we,” “our,” or “us”) through the expiration of the offer, and (3) hold eligible options to purchase common stock of Vitesse that are outstanding on the last date on which this offer remains open for acceptance.   Executive officers and directors are not eligible option holders.

An option to purchase Vitesse common stock is eligible for this offer (an “eligible option”) only if each of the following conditions is met:

•                                          the option was granted under Vitesse’s 1991 Stock Option Plan (the “1991 Plan”) or the 2001 Stock Incentive Plan (the “2001 Plan” and together with the 1991 Plan, the “Plans”);

•                                          the option had an original exercise price per share that was less than the fair market value per share of the common stock underlying the option on the date the grant was actually finalized;

•                                          the option was not vested as of December 31, 2004 (if only a portion of an option was not vested as of December 31, 2004, the unvested portion of the option may be an “eligible option”); and

•                                          the option is outstanding as of the last date on which this offer remains open for acceptance.

If you participate in this offer, then for each eligible option for which you accept this offer, the following will occur:

1.             Your eligible options will be amended to increase the exercise price per share to the fair market value of a share of Vitesse’s common stock on the date that Vitesse determined that the grant was actually finalized (the “new exercise price”).  If only a portion of your option was not vested as of December 31, 2004, then only that portion of the option is an eligible option and will be amended to increase the exercise price.  Your Addendum, which was sent to you in a separate email, lists the original exercise price of your eligible options (referred to as the “original exercise price”), as well as the new exercise price of such options, should you accept this offer in connection with those options; and

2.             With respect to each such eligible option amended in this offer, you will receive an award of restricted stock units on the date of the Compensation Committee meeting to be held in January 2009.  The number of restricted stock units will be equal to the number of shares underlying the amended option divided by the ratio, rounded to a whole number, determined under the following formula:  new exercise price/(new exercise price - original exercise price).  The restricted stock unit award will vest one year and one day after the date of grant if the following conditions have been satisfied:

•                  You remain actively employed by Vitesse for one year and one day after the date of grant;

•                  Vitesse has filed the fiscal 2008 Forms 10-Q and a Form 10-K for the fiscal year ended September 30, 2008 with the SEC;

•                  Vitesse has filed a registration statement on Form S-8 to register the offer and sale of the common stock underlying the restricted stock units with the SEC; and

•                  Vitesse common stock is listed on The NASDAQ Stock Market (“NASDAQ”) or such other national securities exchange as described in Section 18 of the Securities Act or in Rule 146 promulgated thereunder.

Your Addendum, which was sent to you in a separate email, lists the number of unexercised shares subject to your eligible options and the number of restricted stock units you will be entitled to receive with respect to each eligible option you elect to have amended.

Receipt of Amended Options and Awards of Restricted Stock Units

If you elect to have an eligible option amended, the eligible option will be amended on the date that this offer expires (but following the expiration of the offer, which will be December 30, 2008 at 5:00 p.m., Pacific Time).  Promptly following the expiration of the offer, you will receive a document entitled “Amendment to Stock Option Agreements and Promise to Grant Restricted Stock Unit Award” evidencing the amendment of the options you elected to amend.  Each amended option will be subject to the terms and conditions of the applicable Plan and the terms of the option as amended in accordance with this offer.  Any amended option will continue to be subject to the same vesting schedule as the original option.

In addition, the “Amendment to Stock Option Agreements and Promise to Grant Restricted Stock Units” will evidence your right to receive a grant of restricted stock units with respect to the eligible options you elected to have amended.  Restricted stock units will be granted at the Compensation Committee meeting to be held in January 2009, and all such awards will be subject to the following vesting requirements:

•                  You remain actively employed by Vitesse for one year and one day after the date of grant;

•                  Vitesse has filed the fiscal 2008 Forms 10-Q and a Form 10-K for the fiscal year ended September 30, 2008 with the SEC;

•                  Vitesse has filed a registration statement on Form S-8 to register the offer and sale of the common stock underlying the restricted stock units with the SEC; and

•                  Vitesse common stock is listed on The NASDAQ Stock Market (“NASDAQ”) or such other national securities exchange as described in Section 18 of the Securities Act or in Rule 146 promulgated thereunder.

Other Matters

The offer is not conditioned upon its acceptance by a minimum number of participants or outstanding eligible options, but the offer is subject to the conditions that we describe in Section 7 of this Offer to Amend, “Conditions of the offer.”  You are not required to accept this offer.

Our common stock is traded over the counter on the Pink Sheets under the symbol “VTSS.PK.”  On November 24, 2008, the closing price of our common stock quoted on the Pink Sheets was $0.25 per share.  You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this offer.

See “Risks of Participating in the Offer” for a discussion of risks that you should consider before participating in this offer.

IMPORTANT— STEPS YOU MUST TAKE TO PARTICIPATE

If you participate in this offer, you must complete and sign the election form and fax it to (866) 666-3293 before 5:00 p.m., Pacific Time, on December 30, 2008.  Only responses that are completed, signed, and actually received via fax by Vitesse by the deadline will be accepted.  Responses may be submitted only via fax.  Responses submitted by any other means, including email, hand delivery, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted.  Responses that are received after the deadline will not be accepted.  The delivery of election and withdrawal forms is at your risk.  If you would like to confirm receipt of your election or withdrawal form, you may contact Helen Tran at tran@vitesse.com or (805) 389-7191.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer.  Any representation to the contrary is a criminal offense.

Vitesse will provide general tax information to eligible option holders regarding this offer.  Vitesse will not provide tax advice specific to an individual’s circumstances or make any tax recommendation.  We recommend that you discuss the personal tax consequences of this offer with your financial, legal and/or tax advisors.  If you have general questions about the terms of this offer you may contact Helen Tran at tran@vitesse.com or (805) 389-7191.

Offer to Amend the Exercise Price of Certain Options, dated December 1, 2008, as amended December 12, 2008.

You should rely only on the information contained in this Offer to Amend or documents to which we have referred you.  We have not authorized anyone to provide you with different information.  In addition, some states, including California, may impose additional taxes.  We recommend that you consult with your financial, legal and/or tax advisors regarding any tax consequences, including any state tax consequences.  Although our board of directors has approved this offer, neither we nor our board of directors make any recommendation as to whether you should accept this offer.  The decision to participate in the offer must be your own, after taking into account your personal circumstances and preferences.  We are not making an offer of the restricted stock unit awards or amended options in any jurisdiction in which the offer is not permitted.  We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law.  If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law.  If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from, the option holders residing in such jurisdiction.  The information provided in this Offer to Amend is accurate only as of the date such information is shown, or if no date is indicated, the date of this offer.

TABLE OF CONTENTS

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS		7
RISKS OF PARTICIPATING IN THE OFFER		23
THE OFFER		24
1.	ELIGIBILITY	24
2.	NUMBER OF OPTIONS AND AMOUNT OF CONSIDERATION; EXPIRATION OF THE OFFER	25
3.	PURPOSE OF THE OFFER	27
4.	PROCEDURES FOR ELECTING TO PARTICIPATE IN THIS OFFER	29
5.	WITHDRAWAL RIGHTS AND CHANGE OF ELECTION	30
6.	ACCEPTANCE OF OPTIONS FOR AMENDMENT, ISSUANCE OF RESTRICTED STOCK UNITS, AND AMENDED OPTIONS	31
7.	CONDITIONS OF THE OFFER	32
8.	PRICE RANGE OF SHARES UNDERLYING THE OPTIONS	35
9.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF AMENDED OPTIONS	36
10.	INFORMATION CONCERNING THE COMPANY	40
11.	INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS	40
12.	STATUS OF OPTIONS AMENDED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER	40
13.	LEGAL MATTERS; REGULATORY APPROVALS	41
14.	MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES	41
15.	TERMINATION; AMENDMENT	44
16.	FEES AND EXPENSES	45
17.	ADDITIONAL INFORMATION	45
18.	FINANCIAL STATEMENTS	46
19.	MISCELLANEOUS	46

SCHEDULE A: INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF VITESSE SEMICONDUCTOR CORPORATION		A-1
SCHEDULE B: SUMMARY FINANCIAL INFORMATION OF VITESSE SEMICONDUCTOR CORPORATION AND SUBSIDIARIES		B-1

Forward-Looking Statements

This Offer to Amend, including the section entitled “Risks of Participating in the Offer,” contains “forward-looking statements” that involve risks and uncertainties.  Forward-looking statements can be identified by words such as “anticipates,” “expects,” “believes,” “plans,” “predicts,” and similar terms.  Forward-looking statements are not guarantees of future performance and Vitesse’s actual results may differ significantly from the results discussed in the forward-looking statements.  Factors that might cause such differences include, but are not limited to, those discussed in “Risks of Participating in the Offer” of this Offer to Amend, those described in the section entitled “Risk Factors” in Vitesse’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007, and those otherwise described from time to time in Vitesse’s Securities and Exchange Commission reports filed after that report.  Vitesse is not obligated to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this offer.  You should carefully read this entire offer, the emails to all eligible option holders dated December 1, 2008 and December 12, 2008, and the election and withdrawal forms together with their associated instructions.  This offer is made subject to the terms and conditions of these documents as they may be amended.  The information in this summary is not complete.  Additional important information is contained in the remainder of this Offer to Amend and the other offer documents.  We have included in this summary references to other sections in this offer to help you find a more complete description of these topics.

Q1.	WHAT IS THE OFFER?	9
Q2.	WHY IS VITESSE MAKING THIS OFFER?	10
Q3.	WHO IS ELIGIBLE TO PARTICIPATE IN THIS OFFER?	10
Q4.	WHICH OPTIONS ARE ELIGIBLE FOR AMENDMENT IN THIS OFFER?	11
Q5.	HOW DO I PARTICIPATE IN THIS OFFER?	11
Q6.	IF I DECIDE TO PARTICIPATE IN THE OFFER, WHAT WILL HAPPEN TO MY CURRENT ELIGIBLE OPTIONS?	12
Q7.	WHAT WILL I RECEIVE IN RETURN FOR MY ELECTIONS?	12
Q8.	WHEN WILL I RECEIVE MY AMENDED OPTIONS?	14
Q9	WHY WON’T I RECEIVE MY RESTRICTED STOCK UNIT AWARD IMMEDIATELY FOLLOWING THE EXPIRATION OF THE OFFER?	14
Q10.	AM I REQUIRED TO PARTICIPATE IN THIS OFFER?	14
Q11.	ONCE MY ELECTION HAS BEEN ACCEPTED, IS THERE ANYTHING I MUST DO TO RECEIVE THE AMENDED OPTIONS OR RECEIVE RESTRICTED STOCK UNIT AWARDS?	15
Q12.	WILL THE TERMS AND CONDITIONS OF MY AMENDED OPTIONS BE THE SAME AS MY ORIGINAL OPTIONS?	15
Q13.	WHEN WILL MY AMENDED OPTIONS VEST?	15
Q14.	WHAT HAPPENS TO MY OPTIONS IF I ELECT TO PARTICIPATE IN THE OFFER TO AMEND ELIGIBLE OPTIONS BUT THEN EXERCISE THOSE OPTIONS BEFORE EXPIRATION OF THE OFFER?	15
Q15.	WHAT HAPPENS TO MY OPTIONS IF I DO NOT TURN IN MY ELECTION FORM BY THE DEADLINE, CHOOSE NOT TO PARTICIPATE OR MY OPTIONS ARE NOT ACCEPTED?	16
Q16.	WHAT ARE THE TAX CONSEQUENCES IF I PARTICIPATE IN THE OFFER?	16
Q17.	IF I CHOOSE TO PARTICIPATE IN THIS OFFER, ARE THERE CIRCUMSTANCES UNDER WHICH MY ELIGIBLE OPTIONS WOULD BE AMENDED BUT I WOULD NOT RECEIVE A RESTRICTED STOCK UNIT AWARD FOR THEM?	17
Q18.	WHAT HAPPENS TO MY OPTIONS AND RESTRICTED STOCK UNIT AWARD IF I ELECT TO PARTICIPATE IN THE OFFER BUT THEN MY EMPLOYMENT WITH VITESSE TERMINATES AFTER EXPIRATION OF THE OFFER?	17
Q19.	WILL VITESSE CONFIRM TO ME THAT MY ELECTION FORM OR WITHDRAWAL FORM HAS BEEN RECEIVED?	18

Q20.	CAN I ACCEPT THIS OFFER FOR SHARES OF VITESSE COMMON STOCK THAT I PREVIOUSLY ACQUIRED UPON EXERCISE OF OPTIONS?	18
Q21.	WILL MY DECISION TO PARTICIPATE IN THE OFFER HAVE AN IMPACT ON MY ABILITY TO RECEIVE OPTIONS IN THE FUTURE?	18
Q22.	WHAT IS THE EXPECTED FINANCIAL IMPACT OF THE TENDER OFFER ON VITESSE?	18
Q23.	HOW DOES VITESSE DETERMINE WHETHER I HAVE PROPERLY ACCEPTED THIS OFFER?	19
Q24.	WHEN WILL MY AMENDED OPTIONS EXPIRE?	19
Q25.	WILL I RECEIVE ANY PAPERWORK INDICATING MY OPTIONS HAVE BEEN AMENDED?	19
Q26.	ARE THERE ANY CONDITIONS TO THIS OFFER?	19
Q27.	HOW WILL YOU NOTIFY ME IF THE OFFER IS CHANGED?	19
Q28.	CAN I CHANGE MY MIND AND WITHDRAW FROM THIS OFFER?	19
Q29.	HOW DO I WITHDRAW MY ELECTION?	20
Q30.	WHAT IF I WITHDRAW MY ELECTION AND THEN DECIDE AGAIN THAT I WANT TO PARTICIPATE IN THIS OFFER?	20
Q31.	CAN I CHANGE MY MIND ABOUT THE OPTIONS FOR WHICH I WANT TO ACCEPT THIS OFFER?	20
Q32.	HOW SHOULD I DECIDE WHETHER OR NOT TO ACCEPT THIS OFFER?	20
Q33.	WHAT HAPPENS IF I HAVE AN OPTION THAT IS SUBJECT TO A DOMESTIC RELATIONS ORDER OR COMPARABLE LEGAL DOCUMENT AS THE RESULT OF THE END OF A MARRIAGE?	21
Q34.	WILL MY AMENDED OPTIONS REMAIN NONQUALIFIED STOCK OPTIONS FOR UNITED STATES TAX PURPOSES?	21
Q35.	DOES SECTION 409A AFFECT ESPP SHARES?	21
Q36.	IF I CHOOSE TO PARTICIPATE IN THIS OFFER, ARE THERE CIRCUMSTANCES UNDER WHICH MY ELIGIBLE OPTION WILL NOT BE AMENDED?	21
Q37.	WHO CAN I CONTACT IF I NEED TO CONFIRM VITESSE’S RECEIPT OF MY ELECTION AND/OR ANY WITHDRAWAL FORM, IF I HAVE QUESTIONS ABOUT THE OFFER, OR IF I NEED ADDITIONAL COPIES OF THE OFFER DOCUMENTS?	21

Q1.                            What is the offer?

A1.                             This offer is a voluntary opportunity for eligible option holders to elect to have certain outstanding options amended and, with respect to such amended options, receive a restricted stock unit award on the date of the Compensation Committee meeting to be held in January 2009.  This opportunity is described in the following questions and answers, and in the remainder of this Offer to Amend.

Terms Used in the Offer

The following are some terms that are frequently used in this Offer to Amend.

•                  “Addendum” refers to a personalized document that is being provided to each eligible option holder.  The Addendum, which was sent to such eligible option holder in a separate email, lists eligible options and, for each eligible option, lists the original exercise price, the number of unexercised shares subject to the eligible option, the new exercise price if the option is amended, and the restricted stock unit award related to the eligible option if it is amended.

•                  “amended options” refers to eligible options that are amended pursuant to this offer.

•                  “amendment date and time” refers to the date and time when the eligible options for which you accept this offer will be amended to reflect the new exercise price.  We expect that the amendment date and time will be December 30, 2008, on the same date as, but at a later time than, the expiration of the offer.

•                  “directors and executive officers” refers to those directors and officers of Vitesse listed on Schedule A, including those who are officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•                  “eligible option holder” refers to all individuals who (1) are subject to United States taxation, (2) are active employees of Vitesse through the expiration of the offer, and (3) hold eligible options, if those options are outstanding as of the last date on which this offer remains open for acceptance.  None of our executive officers holds eligible options and therefore none of our executive officers is an eligible option holder.  Additionally, no director is an eligible option holder, even if he or she otherwise holds an eligible option.

•                  “eligible options” refers to options that satisfy each of the conditions described in Question and Answer 4.  You may accept this offer to amend eligible options and receive a restricted stock unit award as described in Question and Answer 7 and Section 1 of this Offer to Amend.

•                  “expiration of the offer” refers to the date and time that this offer expires.  The expiration of the offer will occur at 5:00 p.m., Pacific Time, on December 30, 2008.

•                  “new exercise price” refers to the exercise price per share at which amended options may be exercised to purchase Vitesse common stock.  An amended option’s new exercise price will be equal to the fair market value of a share of Vitesse common stock on the date that Vitesse determined the grant was actually finalized.  Your Addendum, which was sent to you in a separate email, lists the new exercise price for each of your eligible options should you accept this offer to amend such options.

•                  “offer period” or “offering period” refers to the period from the commencement of this offer to the expiration of the offer.  This period will commence on December 1, 2008, and end at 5:00 p.m., Pacific Time, on December 30, 2008.

•                  “original exercise price” refers to the original exercise price of an eligible option, as described in Question and Answer 6.  Your Addendum, which was sent in a separate email to you, lists the original exercise price of each of your eligible options.

•                  “Plans” refers to the 1991 Plan and the 2001 Plan.

•                  “Section 409A” refers to Section 409A of the Internal Revenue Code and the regulations issued thereunder.  Section 409A was enacted under the American Jobs Creation Act of 2004.

•                  “1991 Plan” refers to Vitesse’s 1991 Stock Option Plan.

•                  “2001 Plan” refers to Vitesse’s 2001 Stock Incentive Plan.

Q2.                            Why is Vitesse making this offer?

A2.                             It has been determined that certain of your stock options were erroneously assigned grant dates other than the actual date of finalization of those grants.  As a result, the exercise prices of these stock options were lower than they would have been if the options had been dated when the grants were actually finalized.  Therefore, the options may become subject to adverse tax consequences for the option holder under Section 409A of the Internal Revenue Code of 1986, as amended, if the fair market value of the shares exceeds the exercise price for such shares at the end of any year in which the option is exercisable and/or at the time of exercise.  These tax consequences include ordinary income on the spread between the exercise price and the value of the underlying shares (even if the option is not exercised), an additional 20% federal tax and potential interest charges.  In addition, some states, including California, impose an additional 20% state tax.  If you elect to participate in this offer, your eligible options should no longer be subject to the adverse tax consequences under Section 409A, as described in Section 14 of this Offer to Amend.  (See Section 3 under “The Offer.”)

Q3.                            Who is eligible to participate in this offer?

A3.                             You may participate in this offer if you (1) are subject to United States taxation, (2) are an active employee of Vitesse through the expiration of the offer, and (3) hold eligible options, if those options are outstanding as of the last date on which this offer remains open for acceptance.

None of our executive officers holds eligible options and therefore none of our executive officers is eligible to participate in this offer.  Additionally, no director is an eligible option holder, even if he or she otherwise holds an eligible option.  (See Section 1 under “The Offer.”)

Q4.                            Which options are eligible for amendment in this offer?

A4.                             An option to purchase common stock is an eligible option under this offer only if each of the following conditions is met:

•                  the option was granted under one of the Plans;

•                  the option had an original exercise price per share that was less than the fair market value per share of the common stock underlying the option on the date the grant was actually finalized;

•                  the option was not vested as of December 31, 2004 (if only a portion of an option was not vested as of December 31, 2004, the unvested portion may be an “eligible option”); and

•                  the option is outstanding as of the last date on which this offer remains open for acceptance.

Q5.                            How do I participate in this offer?

A5.                             If you choose to participate in this offer, you must do the following before 5:00 p.m., Pacific Time, on December 30, 2008 (which we refer to as the “expiration of the offer”):

1.             Properly complete and sign the election form; and

2.             Fax the completed and signed election form to (866) 666-3293.

If you participate in this offer, you will be required to accept the offer for the entire eligible portion of each eligible option you elect to amend.  In other words, you must accept the offer for all the shares subject to a particular eligible option, but not necessarily for all your eligible options, if you hold more than one eligible option.  To help you determine your outstanding eligible options, we are providing you with an Addendum, which was sent to you in a separate email, listing your eligible options, the new exercise price that will apply if the eligible options are amended and the restricted stock unit award you will receive for the eligible options, if amended.  If you hold an option that is not listed on the Addendum, the option is not an eligible option.

This is a one-time offer, and we will strictly enforce the election period.  We reserve the right to reject any election related to options for which you have elected to accept this offer that we determine are not eligible or that we determine are not permissible to accept.  Subject to the terms and conditions of this offer, we will accept all eligible options for which a proper election has been made promptly after the expiration of this offer.  (See Section 4 under “The Offer.”)

Your election to participate becomes irrevocable after 5:00 p.m., Pacific Time, on December 30, 2008 (the expiration of the offer). The only exception is that if we have not accepted your election by 5:00 p.m., Pacific Time, on January 29, 2009, you may withdraw your election at any time thereafter.

If you participate in this offer, you must complete and sign the election form, and fax it to (866) 666-3293, before 5:00 p.m., Pacific Time, on December 30, 2008.  Only responses that are complete, signed and actually received via fax by Vitesse at (866) 666-3293 by the deadline will be accepted.  Responses received after the deadline will not be accepted.  The delivery of election and withdrawal forms is at your risk.  If you would like to confirm receipt of your election or withdrawal form, you may contact Helen Tran at tran@vitesse.com or (805) 389-7191.  Responses may only be submitted via fax.  Responses submitted by any other means, including email, hand delivery, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted.

Q6.                            If I decide to participate in the offer, what will happen to my current eligible options?

A6.                             If you elect to participate in the offer, your eligible options will be amended on the amendment date and time, on the same date as, but following the time of, the expiration of the offer.  The expiration of the offer will take place on December 30, 2008.  In addition, if you elect to participate in this offer, you will become entitled to receive a restricted stock unit award as described below on the date of the Compensation Committee meeting to be held in January 2009.

The amended option will continue to be subject to the terms and conditions of the applicable Plan and the terms of the option as amended in accordance with this offer.  (See Section 6 under “The Offer.”)

Q7.                            What will I receive in return for my election?

A7.                             If you participate in this offer, then with respect to each eligible option for which you accept this offer, the following will occur:

1.     Your eligible options will be amended to increase the exercise price per share to the new exercise price.  The new exercise price will be the fair market value of a share of Vitesse common stock on the date that Vitesse determined the grant was actually finalized.

2.     With respect to each such eligible option amended in this offer, on the date of the Compensation Committee meeting to be held in January 2009, you will receive a grant of restricted stock units.  The number of restricted stock units will be equal to the number of shares underlying the amended option divided by the ratio, rounded to a whole number, determined under the following formula:  new exercise price/(new exercise price - original exercise price).  The restricted stock unit award will vest one year and one day after the date of grant if the following conditions have been satisfied:

•                  You remain actively employed by Vitesse for one year and one day after the date of grant;

•                  Vitesse has filed the fiscal 2008 Forms 10-Q and a Form 10-K for the fiscal year ended September 30, 2008 with the SEC;

•                  Vitesse has filed a registration statement on Form S-8 to register the offer and sale of the common stock underlying the restricted stock units with the SEC; and

•                  Vitesse common stock is listed on The NASDAQ Stock Market (“NASDAQ”) or such other national securities exchange as described in Section 18 of the Securities Act or in Rule 146 promulgated thereunder.

Your Addendum, which was sent to you in a separate email, lists the number of shares corresponding to the unexercised portion of your eligible options, the original exercise price of your eligible options, the new exercise price of such options, and the restricted stock unit award you will be entitled to receive with respect to each eligible option you elect to have amended.

If only a portion of your option was not vested as of December 31, 2004, then only that portion of the option is an eligible option and will be amended to increase the exercise price.  The portion that vested on or before December 31, 2004 is not subject to the adverse tax consequences that this offer is designed to allow you to avoid and so that portion of the option will not be eligible for inclusion in the offer.  Instead, the portion of any option that vested on or before December 31, 2004 will remain outstanding in accordance with its original terms, including its original exercise price.

For purposes of this offer, the term “option” generally refers to an option to purchase one or more shares of our common stock.

Eligible Option Example

Assume that you were issued an option to purchase 1,000 shares of Vitesse common stock with an exercise price equal to $2.40 per share (this is the option’s original exercise price).  Of the number of shares subject to your eligible option, 250 shares vested on or before December 31, 2004.  On the date the grant was actually finalized, the fair market value of Vitesse common stock was $2.74 per share.  As of the expiration of the offer, you had not exercised any portion of the option.  Since the option’s original exercise price of $2.40 is less than $2.74, the option will be an eligible option as to 750 shares (the portion of the option for 250 shares that vested on or before December 31, 2004 is not subject to Section 409A and is therefore not eligible).  If you properly accept this offer to amend that option, the following will occur:

1.                                       The option will be amended to increase the exercise price for 750 shares to $2.74 per share (the exercise price for the remaining 250 shares will remain $2.40); and

2.                                       A restricted stock unit award of 94 shares will be granted to you on or promptly following the date of the Compensation Committee meeting to be held in January 2009.  (2.74/(2.74-2.40) = 8; 750/8 = 94.)  The restricted stock unit award will vest one year and one day after the date of grant, if you remain employed by Vitesse through such date and the Company satisfies the SEC filing and listing requirements.

Q8.                            When will I receive my amended options?

A8.                             Any eligible options for which you have elected to accept this offer will be amended on the amendment date and time.  The amendment date and time will be the same date as, but following the time of, the expiration of the offer.  The expiration of the offer and the amendment date and time will be December 30, 2008.  Promptly after the expiration of the offer, you will receive an “Amendment to Stock Option Agreements and Promise to Grant Restricted Stock Unit Award” evidencing the amendment of the options you elected to amend.  (See Section 6 under “The Offer.”)

In addition, the “Amendment to Stock Option Agreements and Promise to Grant Restricted Stock Unit Award” will evidence your right to receive a restricted stock unit award with respect to the eligible options you elected to have amended.  Any restricted stock unit award to be granted to you will be granted on the date of the Compensation Committee meeting to be held in January 2009.  This award will vest one year and one day after the date of grant if you remain employed by Vitesse through such date and the Company satisfies the SEC filing and listing requirements.  (See Section 6 under “The Offer.”)

Q9.                            Why won’t I receive my restricted stock unit award immediately following the expiration of the offer?

A9.                             The Compensation Committee must grant the restricted stock unit awards after the expiration of the offer.  Thus, they will be granted at the earliest date on which the Compensation Committee can meet in 2009.

Q10.                     Am I required to participate in this offer?

A10.                       No.  Participation in this offer is completely voluntary.

However, if you do participate in this offer, for each eligible option that you elect to have amended in this offer, you must accept this offer to amend the entire outstanding portion of that option, to the extent that it was not vested as of December 31, 2004 and except as described in Question and Answer 34.  (See Section 2 under “The Offer.”)

If you do not participate in this offer, you may be subject to certain adverse tax consequences.  Please also see Questions and Answers 15 and 16 for a description of the potential tax consequences to you if you decide not to participate in the offer and instead keep your current options.

Q11.                     Once my election has been accepted, is there anything I must do to have my options amended or receive restricted stock unit awards?

A11.                       Once your election has been accepted, there is nothing that you must do to have your options amended.  Your amended options will be amended on the amendment date and time, which will be the same date as, but following the time of, the expiration of the offer.  (See Section 2 under “The Offer.”)

You will receive your restricted stock unit award for the eligible options on the date of grant in January 2009.  Such restricted stock unit award will vest one year and one day after the date of grant if you remain actively employed by Vitesse through such date and the Company satisfies SEC filing and listing requirements.  Note that you will receive a restricted stock unit award only regarding your eligible options that are amended in this offer.  The restricted stock unit awards with respect to these options will be granted at the Compensation Committee meeting to be held in January 2009.  Promptly following the expiration of the offer, we will send you an “Amendment to Stock Option Agreements and Promise to Grant Restricted Stock Unit Award” evidencing your right to receive a restricted stock unit award with respect to your amended options.

Q12.                     Will the terms and conditions of my amended options be the same as my original options?

A12.                       Yes.  Except for the new exercise price of your amended options, the terms and conditions of your amended options will remain the same as the terms and conditions of your eligible options.  (See Sections 2, 9 and 14 under “The Offer.”)

Q13.                     When will my amended options vest?

A13.                       If your options are amended, they will continue to vest according to the vesting schedule of your options as originally granted.  Future vesting is subject to your continued employment with us through each relevant vesting date.  (See Section 9 under “The Offer.”)

Q14.                     What happens to my options if I elect to participate in the offer to amend eligible options but then exercise those options before expiration of the offer?

A14.                       If you elect to participate in the offer but exercise your eligible options prior to expiration of the offer, those options which you exercise will no longer be eligible to be amended in this offer and you will not receive a restricted stock unit award with respect to such options.  Your options instead will terminate when you exercise those options, in accordance with their terms.  (See Question and Answer 15.)  In addition, for those eligible options you exercise prior to expiration of the offer, you may be required to recognize taxable ordinary income and may also be subject to an additional 20% tax plus an interest charge under Section 409A.

Furthermore, some states, including California, may impose additional taxes on the amounts subject to the 20% federal tax.  (See Section 14 under “The Offer.”)

Q15.                     What happens to my options if I do not turn in my election form by the deadline, choose not to participate or my options are not accepted?

A15.                       If we do not receive your properly completed election form by the deadline, you choose not to participate, or your election is not accepted by us under this offer, your existing options will (1) remain outstanding until they expire by their terms, including but not limited to expiration in connection with your termination of employment, (2) retain their original exercise price, (3) retain their share amount available for purchase, (4) retain their current terms for exercise, and (5) retain their current vesting schedule.  As described in Question and Answer 2, you may be required to recognize ordinary income before the options are exercised and may also be subject to an additional 20% tax plus an interest charge under Section 409A.  In addition, some states, including California, may impose additional taxes on the amounts subject to the 20% federal tax.  We recommend that you consult with your financial, legal and/or tax advisors regarding any tax consequences, including any state tax consequences.  (See Section 14 under “The Offer.”)

Q16.                     What are the tax consequences if I participate in the offer?

A16.                       As a result of participation in this offer, you may avoid potentially adverse tax consequences associated with your eligible options under United States tax law.  These potentially adverse tax consequences that you may avoid are described below.

Section 409A and tax regulations issued under Section 409A provide that a stock option granted with an exercise price lower than the fair market value of the underlying stock on the date the grant was actually finalized is a form of deferred compensation that must have a fixed exercise date to avoid early income recognition and an additional 20% tax.  None of the eligible options has a fixed exercise date, and therefore Section 409A would likely subject the eligible option holders to income recognition before the options are exercised and would subject the eligible option holders to the additional 20% tax.  The eligible option holders would have income recognition equal to the difference between the fair market value of the shares on the date of vesting and the exercise price (the “spread”).  The eligible option holders would incur an additional 20% tax on the income recognized, plus possibly an interest charge.  Further, it is possible that during each subsequent tax year (until the option is exercised or expires), any increase in value of the underlying stock will be subject to taxable income recognition and the additional 20% tax.

Vitesse cannot guarantee any particular tax results related to your options.  However, Vitesse will withhold taxes and report income amounts to the IRS and other taxing authorities as required by applicable laws.  Because this offer involves complex tax considerations, we urge you to consult your financial, legal and/or tax advisor before you make any decisions about participating in this offer.

Please also see Question and Answer 15 for a description of the potential consequences to you if you decide not to participate in the offer and instead keep your current options.

If you participate in the offer, you should not be required under current United States law to recognize income for United States federal income tax purposes on the option at the time you choose to accept the offer.  On the amendment date and time, you should not be required under current law to recognize income for United States federal income tax purposes for any amended options.  However, you will have taxable income for any restricted stock unit award when the restricted stock units vest and the underlying shares are distributed to you.  In addition, you may have taxable income when you exercise your amended options or when you sell any shares acquired on the exercise of the option.  (See Section 14 under “The Offer.”)

If you are subject to taxation in the United States, and also are subject to taxation in another country, there may be additional tax consequences relating to your participation in this offer.

Q17.                     If I choose to participate in this offer, are there circumstances under which my eligible options would be amended but I would not receive a restricted stock unit award for them?

A17.                       Yes. You will be granted a restricted stock unit award. However, the restricted stock unit award will only vest if the following conditions have been satisfied:

•                  You remain actively employed by Vitesse for one year and one day after the date of grant;

•                  Vitesse has filed the fiscal 2008 Forms 10-Q and a Form 10-K for the fiscal year ended September 30, 2008 with the SEC;

•                  Vitesse has filed a registration statement on Form S-8 to register the offer and sale of the common stock underlying the restricted stock units with the SEC; and

•                  Vitesse common stock is listed on The NASDAQ Stock Market (“NASDAQ”) or such other national securities exchange as described in Section 18 of the Securities Act or in Rule 146 promulgated thereunder.

In addition, your option will not be amended and no restricted stock unit award will be granted if we are prohibited from doing so by applicable laws or rules.  For example, we could become prohibited from amending options as a result of changes in SEC National Association of Securities Dealers or national securities exchange rules.  We do not anticipate any such prohibitions at this time.  (See Section 13 under “The Offer.”)

Q18.                     What happens to my options and restricted stock unit award if I elect to participate in the offer but then my employment with Vitesse terminates after expiration of the offer?

A18.                       If you elect to participate in this offer regarding your eligible options, such options will be amended on the amendment date and time, on the same date as, but following the time of, the expiration of the offer.  Your amended options will continue to vest according to the vesting schedule of your options as originally granted under the terms of the 1991

Plan or 2001 Plan, as applicable.  Therefore, if your employment with Vitesse terminates after your eligible options are amended pursuant to this offer, your amended eligible options will cease to vest and will expire in accordance with their terms.  Additionally, if you do not remain employed by Vitesse for one year and one day after the date of grant, your restricted stock unit award will not vest.

Q19.                     Will Vitesse confirm to me that my election form or withdrawal form has been received?

A19.                       Vitesse will not send confirmations of your election form and/or any withdrawal form.  However, if you would like to confirm receipt of your election or withdrawal form, you may contact Helen Tran at tran@vitesse.com or (805) 389-7191.  (See Section 4 under “The Offer.”)

Q20.                     Can I accept this offer for shares of Vitesse common stock that I previously acquired upon exercise of options?

A20.                       No.  This offer relates only to certain outstanding and unexercised options to purchase Vitesse common stock; specifically, the offer relates to certain options that satisfy each of the conditions described in Question and Answer 4.  You may not accept this offer for shares of Vitesse common stock or other options to purchase Vitesse common stock.  (See Section 2 under “The Offer.”)

Q21.                     Will my decision to participate in the offer have an impact on my ability to receive options in the future?

A21.                       No.  Your election to participate or not to participate in the offer will not have any effect on our making future grants of options to purchase common stock or other compensation.  However, your election to participate may result in a grant of restricted stock units.  (See Section 7 under “The Offer.”)

Q22.                     What is the expected financial impact of the Tender Offer on Vitesse?

A22.                       Pursuant to the accounting standards in effect under Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123 (revised 2004), “Share Based Payment” (“SFAS No. 123(R)”), a company modifying an award under SFAS No. 123(R) is required to recognize incremental compensation cost measured as the excess, if any, of the fair value of the modified award determined in accordance with the provisions of SFAS No. 123(R), together with the value of any other consideration given, over the fair value of the original award immediately before its terms are modified, measured based on the share price and other pertinent factors at that date. The fair value of the modified award will include the fair value of the restricted stock units estimated to vest pursuant to the terms of the offer.  We will immediately recognize expense during the fiscal quarter in which we accept the tendered eligible options for amendment after the expiration date for fully vested options and will recognize expense on non-vested options over their respective vesting terms.  As would be the case with any unvested options or restricted stock units, in the event that any of the amended options or the restricted stock units are forfeited prior to their vesting due to termination of service or the failure to satisfy certain conditions, the compensation cost for the forfeited amended options or the restricted stock units will not be recognized. (See Section 12 under “The Offer.”)

Q23.                     How does Vitesse determine whether I have properly accepted this offer?

A23.                       We will determine, at our discretion, all questions about the validity, form, eligibility (including time of receipt), and acceptance of any election.  Our determination of these matters will be final and binding on all parties.  We reserve the right to reject any election form or any options under this offer that we determine are not in good order or that we determine are unlawful to accept.  We will accept all properly submitted elections that are not validly withdrawn, subject to the terms of this offer.  No election for eligible options will be deemed to have been properly made until all defects or irregularities have been cured by you or waived by us.  We have no obligation to give notice of any defects or irregularities in any election form, and we will not incur any liability for failure to give any notice.  (See Section 4 under “The Offer.”)

Q24.                     When will my amended options expire?

A24.                       Your amended options, if any, will expire on the same date your original eligible options were scheduled to expire under the terms of the applicable Plan and option agreement.  (See Section 9 under “The Offer.”)

Q25.                     Will I receive any paperwork indicating my options have been amended?

A25.                       Yes.  Promptly after the expiration of the offer, Vitesse will send you an “Amendment to Stock Option Agreements and Promise to Grant Restricted Stock Unit Award” evidencing the amendment of the options you elected to amend.  (See Section 9 under “The Offer.”)

Q26.                     Are there any conditions to this offer?

A26.                       Yes.  The completion of this offer is subject to a number of conditions that are described in Section 7 of this Offer to Amend.  (See Section 7 under “The Offer.”)  However, the implementation of this offer is not conditioned upon its acceptance by a minimum number of participants or outstanding eligible options.

Q27.                     How will you notify me if the offer is changed?

A27.                       If we change the offer, we will issue an email or other form of communication disclosing the change no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the day we change the offer.  (See Section 15 under “The Offer.”)

Q28.                     Can I change my mind and withdraw from this offer?

A28.                       Yes.  You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration of the offer.  You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration of the offer.

However, if we have not accepted your election by 5:00 p.m., Pacific Time, on January 29, 2009, you may withdraw your election at any time thereafter.  (See Section 5 under “The Offer.”)

Q29.                     How do I withdraw my election?

A29.                       To withdraw your election for some or all of your eligible options, you must do the following before the expiration of the offer:

1.                                       Properly complete and sign the accompanying withdrawal form; and

2.                                       Fax the completed and signed withdrawal form to (866) 666-3293.  (See Section 5 under “The Offer.”)

Any election for options you do not withdraw will remain in effect under this offer pursuant to the last properly submitted election form.

Q30.                     What if I withdraw my election and then decide again that I want to participate in this offer?

A30.                       If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed election form before the expiration of the offer.  You may elect to accept this offer for some or all of the eligible options.  The new election form must be signed and dated after the date of your withdrawal form.  (See Section 5 under “The Offer.”)

Q31.                     Can I change my mind about the options for which I want to accept this offer?

A31.                       Yes.  You may change your mind after you have submitted an election form and change the options for which you elect to accept this offer at any time before the expiration of the offer by completing and faxing a withdrawal form to (866) 666-3293.  You may elect to accept this offer for additional options, or you may choose to accept this offer for fewer options.  You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration of the offer.  Please be sure that any new election form you submit includes all the eligible options for which you want to accept this offer and is clearly dated after your last-submitted election or withdrawal form.

Q32.                     How should I decide whether or not to accept this offer?

A32.                       We understand that the decision whether or not to accept this offer may be a challenging one.  The program does carry risk (see “Risks of Participating in the Offer” for information regarding some of these risks), and there are no guarantees that you would not ultimately receive greater value from your eligible options, even considering the potential adverse tax consequences of not amending them (as described in Section 14), than what we are offering as consideration in the offer.  The decision to participate in the offer must be your own.  We recommend that you consult with your financial, legal and/or tax advisors to determine if participation in this offer is right for you.  If you have general questions regarding the terms of this offer, please contact Helen Tran at tran@vitesse.com or (805) 389-7191.  (See Section 3 under “The Offer.”)

Q33.                     What happens if I have an option that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A33.                       If you have an eligible option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible option holder beneficially owns a portion of that option, you may accept this offer for the entire remaining outstanding portion of the option if so directed by the beneficial owner as to his or her portion, in accordance with the domestic relations order or comparable legal document.  Vitesse will respect an election properly made by you, as legal owner of the eligible option, and accepted by Vitesse, and will not be responsible to you or the beneficial owner of the eligible option for any errors made by you regarding such an election.  (See Section 2 under “The Offer.”)

Q34.                     Will my amended options remain nonqualified stock options for United States tax purposes?

A34.                       Your amended options will remain nonqualified stock options for purposes of United States tax law.

For more detailed information, please read the rest of the Offer to Amend, and see the tax disclosure set forth under the section entitled “Material United States federal income tax consequences.” (See Section 14 under “The Offer.”)

We recommend that you read the tax discussion in this Offer to Amend and discuss the personal tax consequences of nonqualified stock options with your financial, legal and/or tax advisors.  (See Sections 9 and 14 under “The Offer.”)

Q35.                     Does Section 409A affect ESPP shares?

A35.                       No.

Q36.                     If I choose to participate in this offer, are there circumstances under which my eligible option will not be amended?

A36.                       Your option will not be amended if we are prohibited from doing so by applicable laws or rules.  For example, we could become prohibited from amending options as a result of changes in SEC, National Association of Securities Dealers or national securities exchange rules.  We do not anticipate any such prohibitions at this time.  (See Section 13 under “The Offer.”)

Q37.                     Who can I contact if I need to confirm Vitesse’s receipt of my election and/or any withdrawal form, if I have questions about the offer, or if I need additional copies of the offer documents?

A37.                       If you would like to confirm receipt of your election or withdrawal form, you may contact Helen Tran at tran@vitesse.com or (805) 389-7191.

If you need additional copies of the offer documents or the election or withdrawal forms, or for general questions concerning this offer, you should contact Helen Tran at tran@vitesse.com or (805) 389-7191.  Copies will be furnished promptly at Vitesse’s expense.

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks, including those described below.  This list and items discussed in “Risk Factors” in Vitesse’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and in Vitesse’s SEC reports filed after that report, which are incorporated herein by reference, highlight the material risks of participating in this offer.  You should carefully consider these risks, and you are encouraged to speak with your financial, legal and/or tax advisors as necessary before deciding to participate in the offer.  In addition, we strongly urge you to read the sections in this Offer to Amend discussing the tax consequences in the United States, as well as the rest of this Offer to Amend for a more in-depth discussion of the risks that may apply to you before deciding to participate in the offer.

Federal Tax-Related Risks

A change in tax laws could change the expected Section 409A tax consequences.

Although we have designed this offer in a way that is specifically contemplated by the U.S. Treasury Department and the IRS to avoid adverse tax treatment under Section 409A, there can be no guarantee of any specific tax treatment regarding this offer or in the future should the tax laws change again in a manner that would adversely affect your new options.  In that event, Vitesse cannot provide any assurance that an offer similar to this one will be made.

Taxable events even if amended options are not exercised.

If any restricted stock unit award received with respect to eligible options that you elect to amend becomes vested and you receive the underlying shares of stock, you will be subject to regular income and employment tax withholding at the time you receive the shares of stock.  Your resulting tax liability when you file your income tax return could differ from the amount of taxes we are required to withhold and, as a result, it is possible that additional taxes may be due for the year the restricted stock unit award vests.

Tax-related risks for tax residents of multiple countries.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social security consequences of more than one country that may apply to you.  You should also be certain to consult your personal tax advisor to discuss these consequences.

Risks Relating to Our Liquidity; Financing Arrangements and Capital Commitments

If we are not able to renegotiate the terms of our 2024 Debentures or raise the capital necessary to repurchase some or all of the 2024 Debentures, we expect that the audit opinion we receive with respect to our September 30, 2008 financial statements will include a qualification regarding our ability to continue as a going concern.

The holders of our 2024 Debentures have the right, as of October 1, 2009, to require us to repurchase some or all of the 2024 Debentures at a price equal to 113.76% of the principal amount of the 2024 Debentures.  If all of the holders of the 2024 Debentures exercise their repurchase rights, the total repurchase price would be $110 million.  We are working to either renegotiate the terms of, or refinance some or all of, the 2024 Debentures.  However, if we are not able to renegotiate those terms or to raise the capital necessary to repurchase or refinance some or all of the 2024 Debentures, we expect that the audit opinion issued by our independent registered public accounting firm with respect to our audited financial statements for the fiscal year ended September 30, 2008 will contain a qualification regarding our ability to continue as a going concern.

Such a “going concern” qualification would indicate that there is doubt on the part of our independent registered public accounting firm as to our ability to continue as a going concern due to the risk that we may not have sufficient cash and liquid assets at September 30, 2008, to cover our operating capital requirements for the next twelve-month period and if sufficient cash cannot be obtained we would have to substantially alter our operations, or we may be forced to discontinue operations.  Such an opinion from our independent registered public accounting firm may limit our ability to access certain types of financing, or may prevent us from obtaining financing on acceptable terms.

There can be no assurance that our accounting firm will not qualify their opinion in the future.  In addition, if we fail to renegotiate with the holders of the 2024 Debentures or to raise the capital necessary to repurchase some or all of the 2024 Debentures, our business, financial condition and results of operations will likely be materially and adversely affected.

THE OFFER

1.             Eligibility.

You are an “eligible option holder” only if you (1) are subject to United States taxation, (2) are an active employee of Vitesse through the expiration of the offer, and (3) hold eligible options that are outstanding as of the last date on which this offer remains open for acceptance.

As an employee of Vitesse Semiconductor Corporation (referred to as “Vitesse,” the “Company,” “we,” “our” or “us”), unless expressly provided by an agreement between you and Vitesse or by the requirements of applicable law, your employment with Vitesse will remain “at will” and can be terminated by you or us at any time, with or without cause or notice.  You must remain employed by Vitesse for one year and one day after the date of grant in order for any restricted stock unit award granted with respect to an amended option to vest.

None of our executive officers listed on Schedule A to this Offer to Amend, including those individuals who are officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), holds eligible options and therefore none of our executive officers is eligible to participate in this offer.  Additionally, no director listed on Schedule A to this Offer to Amend is eligible to participate in this offer, even if he or she otherwise holds an eligible option.

2.             Number of options and amount of consideration; expiration of the offer.

Subject to the terms and conditions of this offer, we will accept for amendment eligible options that are held by eligible option holders and for which proper elections are made, and are not validly withdrawn, before the expiration of the offer.

An option to purchase common stock is eligible for this offer only if each of the following conditions is met:

•      the option was granted under the Vitesse Semiconductor Corporation 1991 Stock Option Plan (the “1991 Plan”) or the Vitesse Semiconductor Corporation 2001 Stock Incentive Plan (the “2001 Plan” and together with the 1991 Plan, the “Plans”);

•      the option had an original exercise price per share that was less than the fair drmarket value per share of the common stock underlying the option on the date the grant was actually finalized;

•      the option was not vested as of December 31, 2004 (if only a portion of an option was not vested as of December 31, 2004, the unvested portion may be an “eligible option”); and

•      the option is outstanding as of the last date on which this offer remains open for acceptance.

As noted above, in order to be eligible, options must be outstanding as of the expiration of the offer.  For example, if a particular option expires after commencement, but before the expiration of the offer, that option is not eligible for this offer.

You may choose to accept this offer to amend some, but not all, of your eligible options in this offer.  However, if you do choose to accept this offer to amend an eligible option, you must accept this offer for all of the shares subject to that option that were not vested as of December 31, 2004.  If you have exercised a portion of an eligible option, your election will apply to the portion that remains outstanding and unexercised.

If you have an eligible option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible option holder beneficially owns a portion of that option, you may accept this offer for the entire remaining outstanding portion of the option if so directed by the beneficial owner as to his or her portion in accordance with the applicable domestic relations order or comparable legal document.  As legal owner of the eligible option, Vitesse will respect an election properly made by you and accepted by Vitesse and will not be responsible to you or the beneficial owner of the eligible option for any errors made by you in such an election.

Subject to the terms of this offer, and upon our acceptance of the options for which you have properly elected to accept this offer, for each eligible option for which you accept this offer, the following will occur:

1.             Your eligible option will be amended to increase the exercise price per share to the new exercise price.  The new exercise price will be the fair market value of a share of Vitesse common stock on the date that Vitesse determined the grant was actually finalized.

If only a portion of your option was not vested as of December 31, 2004, then only that portion of the option is an eligible option and will be amended to increase the exercise price.  The portion that vested on or before December 31, 2004 is not subject to the adverse tax consequences that this offer is designed to allow you to avoid and so that portion of the option will not be eligible for inclusion in the offer.  Instead, the portion of any option that vested on or before December 31, 2004 will remain outstanding in accordance with its original terms, including its original exercise price.

Your Addendum, which was sent to you in a separate email, lists the original exercise price of your eligible options, as well as the new exercise price of such options, should you accept this offer to amend those options.

2.             In addition, you will receive a restricted stock unit award on or promptly following the date of the Compensation Committee meeting to be held in January 2009.  The number of restricted stock units will be equal to the number of shares underlying the amended option divided by the ratio, rounded to a whole number, determined under the following formula:  new exercise price/(new exercise price - original exercise price).  The restricted stock unit award will vest one year and one day after the date of grant if the following conditions have been satisfied:

•      You remain actively employed by Vitesse for one year and one day after the date of grant;

•      Vitesse has filed the fiscal 2008 Forms 10-Q and a Form 10-K for the fiscal year ended September 30, 2008 with the SEC;

•      Vitesse has filed a registration statement on Form S-8 to register the offer and sale of the common stock underlying the restricted stock units with the SEC; and

•      Vitesse common stock is listed on The NASDAQ Stock Market (“NASDAQ”) or such other national securities exchange as described in Section 18 of the Securities Act or in Rule 146 promulgated thereunder.

Your Addendum, which was sent to you in a separate email, lists the number of shares corresponding to the unexercised portion of your eligible option and the restricted stock unit award you will be entitled to receive with respect to each eligible option you elect to have amended.

For purposes of this offer, the term “option” generally refers to an option to purchase one or more shares of our common stock.

Eligible Option Example

Assume that you were issued an option to purchase 1,000 shares of Vitesse common stock with an exercise price per share equal to $2.40 per share (this is the option’s original exercise price).  Of the number of shares subject to your eligible option, 250 shares vested on or before December 31, 2004.  On the date the grant was actually finalized, the fair market value of Vitesse common stock was $2.74 per share.  As of the expiration of the offer, you had not exercised any portion of the option.  Since the option’s original exercise price of $2.40 is less than $2.74, the option will be an eligible option as to 750 shares (the portion of the option for 250 shares that vested on or before December 31, 2004 is not subject to Section 409A and is therefore not eligible).  If you properly accept this offer to amend that option, the following will occur:

1.             The option will be amended to increase the exercise price for 750 shares to $2.74 per share (the exercise price for the remaining 250 shares will remain $2.40); and

2.             A restricted stock unit award of 94 shares will be granted to you on or promptly following the date of the Compensation Committee meeting to be held in January 2009.  (2.74/(2.74-2.40) = 8; 750/8 = 94.)  The restricted stock unit award will vest one year and one day after the date of grant if you remain employed by Vitesse through such date and the Company satisfies the SEC filing and listing requirements.

The vesting of your amended options will not change.  As a result, once you cease to be an employee, there will be no further vesting of your amended option, and your option will expire in accordance with its terms.

All amended options will be subject to the terms of the applicable Plan and the terms of the option as amended in accordance with this offer.  The current forms of option agreements under the Plans are incorporated by reference as an exhibit into the Schedule TO with which this offer has been filed.  See Section 9 of this Offer to Amend for a description of the Plans.

The expiration of the offer will occur at 5:00 p.m., Pacific Time, on December 30, 2008.  See Section 15 of this Offer to Amend for a description of our rights to terminate and amend the offer.

3.             Purpose of the offer.

It has been determined that certain of your stock options were erroneously assigned grant dates other than the actual date of finalization of those grants.  As a result, the exercise prices of these stock options were lower than they would have been if the options had been dated when the grants were actually finalized.  Therefore, the options may become subject to adverse tax consequences for the option holder under Section 409A of the Internal Revenue Code of 1986, as amended, if the fair market value of the shares exceeds the exercise price for such shares at the end of any year in which the option is exercisable and/or at the time of exercise.  These tax consequences include ordinary income on the spread between the exercise price and the value of the underlying shares (even if the option is not exercised), an additional 20% federal tax and potential interest charges.  In addition, some states, including California, impose an additional 20% state tax.  If you elect to participate in this offer, your eligible options should no longer be subject to the adverse tax consequences under Section 409A, as described in Section 14 of this Offer to Amend.

Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans or proposals that relate to or would result in:

•      any extraordinary transaction, such as a merger, reorganization or liquidation involving Vitesse, except as described below;

•      any purchase, sale or transfer of a material amount of our assets;

•      any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•      any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board of director vacancies or to change any executive officer’s material terms of employment;

•      any other material change in our corporate structure or business;

•      our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•      the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•      the acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities; or

•      any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

In the ordinary course of business, from time to time, Vitesse evaluates acquisition opportunities.  At the present time, we are reviewing a number of opportunities.  These transactions may be announced or completed in the ordinary course of business during the pendency of this offer, but there can be no assurance that an opportunity will be available to us or that we will choose to take advantage of an opportunity.

In the ordinary course of business, Vitesse makes changes in the composition and structure of its board of directors and/or management.  Vitesse expects that it will continue to make changes in this regard.  In connection with the addition of an individual to our board of directors, our bylaws may be amended to provide for an exact number of directors between the authorized number of directors of not less than five nor more than nine.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation.  Vitesse will prepare communications regarding this offer and will provide general tax information to eligible option holders regarding this offer.  Vitesse will not provide tax advice specific to an individual’s circumstances or make any tax recommendation.  You must make your own decision about whether to participate in this offer.  We strongly recommend that you discuss the personal tax consequences of this offer with your financial, legal and/or tax advisors.

4.             Procedures for electing to participate in this offer.

Proper election to participate in this offer.

Participation in this offer is voluntary.  To participate in this offer, you must, in accordance with the instructions of the election form, properly complete, sign and fax the election form to Vitesse.  Vitesse must receive the properly completed and signed election forms via fax before the expiration of the offer.  The expiration of the offer will occur at 5:00 p.m., Pacific Time, on December 30, 2008.  Election forms and related documents may only be submitted by fax to (866) 666-3293.

If you participate in this offer with respect to an option, you must accept this offer for the entire outstanding portion of that option.  To help you determine your outstanding eligible options, we are providing you with an Addendum, which was sent to you in a separate email, listing your eligible options, the new exercise price that will apply if the eligible options are amended, and the restricted stock unit award you will receive with respect to the eligible option.  If you hold an option that is not listed on the Addendum, the option is not an eligible option.

Except as noted in Section 5, your election to participate becomes irrevocable after 5:00 p.m., Pacific Time, on December 30, 2008.  You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration of the offer, as described in Section 5 of this Offer to Amend.  You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration of the offer.

If you submit an election form, and then decide that you would like to elect to accept this offer for additional eligible options, you must fax a new election form to (866) 666-3293 before the expiration of the offer.  This new election form must also list all of the eligible options for which you wish to accept this offer, because your original election form will no longer be valid.  You may submit new election forms as often as you wish prior to the expiration of the offer, but you will be bound by the last properly submitted election or withdrawal form we receive prior to the election date.

The delivery of all documents, including election forms, is at your risk.  If you would like to confirm receipt of your election or withdrawal form, you may contact Helen Tran at tran@vitesse.com or (805) 389-7191.  Only responses that are complete, signed and actually received via fax by Vitesse by the deadline will be accepted.  Responses may only be submitted via fax.  Responses submitted by any other means, including email, hand delivery, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted.

This is a one-time offer, and we will strictly enforce the election period.  We reserve the right to reject any election that we determine is not in good order or that we determine is unlawful to accept.  Subject to the terms and conditions of this offer, we will accept all options for which proper elections are made promptly after the expiration of this offer.

Our receipt of your election form is not by itself an acceptance of your election to accept the offer.  For purposes of this offer, we will be deemed to have accepted a properly made election that has not been properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options.  We may issue this notice of acceptance by email or other methods of communication.  Options for which an election has been accepted will be amended on the amendment date and time, on the same date as, but following the time of, the expiration of the offer, and which we presently expect will be December 30, 2008.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, at our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options.  Our determination of these matters will be final and binding on all parties.  We reserve the right to reject any election form or any options for which elections have been made that we determine are not in good order or that we determine are unlawful to accept.  We will accept all options for which proper elections are made that are not validly withdrawn.  We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted for all option holders and options for which elections have been made.  No elections will be deemed to have been properly made until all defects or irregularities have been cured by the option holder or waived by us.  Neither Vitesse nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice.  This is a one-time offer.  We will strictly enforce the election period.

Our acceptance constitutes an agreement.

Your election through the procedures described above constitutes your acceptance of the terms and conditions of this offer.  Our acceptance of your options for amendment will constitute a binding agreement between Vitesse and you upon the terms and subject to the conditions of this offer.

5.             Withdrawal rights and change of election.

You may withdraw or change your election only in accordance with the provisions of this section.

If you have previously elected to accept this offer to amend your eligible options, you may withdraw that election for some or all of these options at any time before the expiration of the offer, which will be 5:00 p.m., Pacific Time, on December 30, 2008.

In addition, although we intend to accept, promptly after the expiration of this offer, all valid elections, if we have not accepted your election by 5:00 p.m., Pacific Time on January 29, 2009, you may withdraw your election at any time thereafter.

To validly withdraw an earlier election, you must fax to (866) 666-3293, in accordance with the procedures listed in Section 4 above, a signed and dated withdrawal form with the required information, while you still have the right to withdraw the election for those options.  Any election you do not withdraw will remain effective pursuant to your prior election form.  You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration of the offer.  Vitesse must receive the properly completed and signed withdrawal form before the expiration of the offer.  The expiration of the offer will occur at 5:00 p.m., Pacific Time, on December 30, 2008.

You may not rescind any withdrawal.  Your elections for withdrawn eligible options will be deemed not properly made for purposes of the offer, unless you properly re-elect to accept this offer with respect to your eligible options before the expiration of the offer.  To re-elect to accept this offer, you must fax a new election form to (866) 666-3293 before the expiration of the offer by following the procedures described in Section 4 of this Offer to Amend.  This new election form must be properly completed, signed and dated after your original election form and after your withdrawal form.

Neither Vitesse nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice.  We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms.  Our determination of these matters will be final and binding.

The delivery of all documents, including any withdrawal forms and any new election forms, is at your risk.  If you would like to confirm receipt of your election or withdrawal form, you may contact Helen Tran at tran@vitesse.com or (805) 389-7191.  Only responses that are complete, signed and actually received via fax by Vitesse by the deadline will be accepted.  Responses may be submitted only by fax.  Responses submitted by any other means, including email, hand delivery, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted.

6.             Acceptance of options for amendment, issuance of restricted stock units, and amended options.

Upon the terms and conditions of this offer and promptly following the expiration of the offer, we will accept for amendment all eligible options for which proper elections have been made that have not been validly withdrawn before the expiration of the offer.

For purposes of the offer, we will be deemed to have accepted elections that have been properly made and not properly withdrawn as of the time when we give oral or written notice to the eligible option holders generally of our acceptance for amendment of the options.  This notice may be made by email or other method of communication.  Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Amend, we currently expect that we will accept promptly after the expiration of the offer all options for which proper elections have been made that are not validly withdrawn.

Subject to the terms and conditions of this offer, if elections for your eligible options are properly made and accepted by us, these options will be amended as of the amendment date and time, which will be the same date as, but following the time of, the expiration of the offer.  We expect that the expiration of the offer will be 5:00 p.m., Pacific Time, on December 30, 2008.  If the expiration of the offer is delayed, the amendment date and time will be similarly delayed.  Promptly following the expiration of the offer, you will receive an “Amendment to Stock Option Agreements and Promise to Grant Restricted Stock Unit Award” evidencing the amendment of the options you elected to amend.

In addition, if you elected to amend any eligible option, the “Amendment to Stock Option Agreements and Promise to Grant Restricted Stock Unit Award” will evidence your right to receive the restricted stock unit award.  Any restricted stock unit award with respect to an eligible option for which you have chosen to accept this offer will be granted to you on the date of such Compensation Committee meeting.  The restricted stock unit award will vest one year and one day after the date of grant if the following conditions have been satisfied:

•      You remain actively employed by Vitesse for one year and one day after the date of grant;

•      Vitesse has filed the fiscal 2008 Forms 10-Q and a Form 10-K for the fiscal year ended September 30, 2008 with the SEC;

•      Vitesse has filed a registration statement on Form S-8 to register the offer and sale of the common stock underlying the restricted stock units with the SEC; and

•      Vitesse common stock is listed on The NASDAQ Stock Market (“NASDAQ”) or such other national securities exchange as described in Section 18 of the Securities Act or in Rule 146 promulgated thereunder.

If you do not receive an Amendment to Stock Option Agreements and Promise to Grant Restricted Stock Unit Award within seven U.S. business days after the expiration of the offer, please contact Helen Tran at tran@vitesse.com or (805) 389-7191.

Options that we do not accept for amendment will remain outstanding until they expire by their terms and will retain their current exercise price, current exercise terms and current vesting schedule.  If you elect to participate in the offer but exercise your eligible options prior to expiration of the offer, the options that you exercise will no longer be eligible to be amended in this offer and you will not receive a restricted stock unit award with respect to those options.  Please see Section 14 of this Offer to Amend for a description of the tax consequences to you of participating or not participating in this offer.

7.             Conditions of the offer.

If Vitesse is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options will not be amended, but your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement.  Notwithstanding any other provision of this offer, we will not be required to accept any options for amendment, and we may terminate the offer, or postpone our acceptance and amendment of any options for which elections to amend have been made, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration of the offer, any of the following events has occurred, or has been determined by us to have occurred:

•      there shall have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•      any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us;

•      there shall have occurred:

•      any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

•      the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•      any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

•      in our reasonable judgment, any extraordinary or material adverse change in United States financial markets generally, including a decline of at least 10% in either the Dow Jones Industrial Average, the NYSE Index, the NASDAQ Composite Index, or the Standard & Poor’s 500 Index from the date of the commencement of the offer,

•      the commencement or continuation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the offer, or

•      if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer;

•      a tender or offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed or we shall have learned that:

•      any person, entity or group has purchased all or substantially all of our assets,

•      any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

•      any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 1% of our outstanding shares,

•      any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for amendment of eligible options, or

•      any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;

•      there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer other than as contemplated as of the commencement date of this offer (as described in Section 12);

•      any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations or stock ownership of Vitesse that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us; or

•      any rules or regulations by any governmental authority, the National Association of Securities Dealers or other regulatory or administrative authority or any national securities exchange have been enacted, enforced or deemed applicable to Vitesse, which might restrain, prohibit, or delay completion of the offer or impair the contemplated benefits of the offer to us.

If any of the above events occur, we may:

•      terminate the offer;

•      complete the offer, subject to your withdrawal rights;

•      amend the terms of the offer; or

•      waive any unsatisfied condition and complete the offer.

The conditions to this offer are for our benefit.  We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration of the offer.  We may waive any condition, in whole or in part, at any time and from time to time before the expiration of the offer, in our discretion, whether or not we waive any other condition to the offer.  Our failure at any time to exercise any of these rights will not be deemed a waiver of such rights, but will be deemed a waiver of our ability to assert the condition that was triggered by the particular circumstances under which we failed to exercise our rights.  Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.             Price range of shares underlying the options.

On June 28, 2006, Vitesse’s common stock that underlies your options was delisted from the NASDAQ National Market.  Vitesse’s common stock has been subsequently traded in the Pink Sheets electronic quotation system under the symbol “VTSS.PK.”  Prior to June 28, 2006, Vitesse’s common stock was traded on the NASDAQ National Market under the symbol “VTSS.”  The following table shows, for the periods indicated, the high and low intraday sales price per share of our common stock as reported on the respective trading systems for the periods shown.

	High	Low
Fiscal Year Ending September 30, 2008
4th Quarter	$0.94	$0.49
3rd Quarter	$0.74	$0.61
2nd Quarter	$0.94	$0.61
1st Quarter	$1.16	$0.80
Fiscal Year Ended September 30, 2007
4th Quarter	$1.25	$0.95
3rd Quarter	$1.40	$1.04
2nd Quarter	$1.15	$0.74
1st Quarter	$1.38	$0.84
Fiscal Year Ended September 30, 2006
4th Quarter	$1.70	$0.69
3rd Quarter	$3.70	$1.12
2nd Quarter	$3.79	$1.91
1st Quarter	$2.52	$1.50

On November 24, 2008, the closing sale price of our common stock, as quoted on the Pink Sheets, was $0.25 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9.             Source and amount of consideration; terms of amended options.

Consideration.

We will grant restricted stock unit awards with respect to eligible options for which proper elections have been made and accepted as described in Section 2 of this Offer to Amend.

If we receive and accept elections from eligible option holders of all options eligible for this offer, subject to the terms and conditions of this offer, we will amend options to purchase a total of approximately 5,656,762 shares of our common stock, or approximately 2.5% of the total shares of our common stock outstanding as of November 24, 2008, and the maximum aggregate number of restricted stock units that may be granted pursuant to the offer will be 889,412.

General terms of amended options.

If we have accepted your election to amend your options, each amended option will be amended on the amendment date and time (December 30, 2008).  Each amended option will be evidenced by an “Amendment to Stock Option Agreements and Promise to Grant Restricted Stock Unit Award,” which will be sent to you promptly after the expiration of the offer.

Except for the new exercise price of your amended options, the terms and conditions of your amended options will remain the same as the terms and conditions of your eligible options (as described in Section 2).

The following description summarizes the material terms of the Plans.  Our statements in this Offer to Amend concerning the Plans and the amended options are merely summaries and do not purport to be complete.  The statements are subject to, and are qualified in their entirety by reference to, the Plans, and the forms of option agreement under the Plans, which have been filed as exhibits to the Schedule TO of which this offer is a part.  Please contact Helen Tran at tran@vitesse.com or (805) 389-7191 to receive a copy of the applicable Plan and the form of option agreement thereunder.  We will promptly furnish you copies of these documents upon request at our expense.

Summary of the Plans.

In January 2001, Vitesse shareholders approved the 2001 Stock Incentive Plan (the “2001 Plan”).  Based on the terms of individual option grants, options granted under the 2001 Plan generally expire 10 years after the grant date and generally become exercisable over a period of 4 years, based on continued employment, with annual vesting.  As of November 24, 2008, the maximum number of shares of common stock subject to options currently outstanding under the 2001 Plan is approximately 12,764,189 shares.

In August 1991, following shareholder approval, the Vitesse Board of Directors adopted the 1991 Stock Option Plan (the “1991 Plan”).  Based on the terms of individual option grants, options granted under the 1991 Plan generally expire 10 years after the grant date and generally become exercisable over a period of 4 years, based on continued employment, with annual vesting.  In August 2001, the 1991 Plan expired and was replaced by the 2001 Plan.  However, grants made prior to the expiration of the 1991 Plan may be eligible options for purposes of this offer.  As of November 24, 2008, the maximum number of shares of common stock subject to options currently outstanding under the 1991 Plan is approximately 1,944,650 shares.

Terms of options.

The terms of options granted under each Plan are generally ten (10) years from the date of grant or such shorter terms as may be stated in the option agreements.  All options amended pursuant to this offer will expire on the same date as the scheduled expiration of the original option agreement.  Amended options will expire earlier as a result of your termination of employment with Vitesse, in accordance with the terms of the applicable Plan and the option agreement.

Termination of employment.

Unless expressly provided by an agreement between you and Vitesse or by the requirements of applicable law, your employment or other service will remain “at-will” regardless of your participation in the offer and can be terminated by you or us at any time, with or without cause or notice.  If your employment terminates before the expiration of the offer, your options will cease to vest in accordance with their terms and you will not be eligible to participate in this offer.  Any options for which you have accepted this offer that are not eligible for amendment will not be amended and will terminate in accordance with their terms.

Options granted under the Plans generally are exercisable, to the extent vested, for a period determined by the Plan’s Administrator (generally three (3) months) from the date of termination if the optionee’s employment terminates for a reason other than his or her death or disability.  If the optionee’s employment or other service terminates by reason of death or disability, the optionee generally will have twelve (12) months from the date of termination to exercise the vested portion of the options.

If you participate in this offer, any amended options will continue to be subject to the same vesting schedule in place under the terms of your option immediately prior to such amendment.

Additionally, if you accept this offer, in order to vest in your restricted stock unit award, you must remain employed by Vitesse for one year and one day after the date of grant and the Company must satisfy SEC filing and listing requirements.

Exercise price.

The Administrator generally determines the exercise price at the time the option is granted.  The amended options will have an exercise price equal to the fair market value of the underlying stock on the original option’s grant date.

Vesting and exercise.

The Administrator generally determines the terms of vesting.  Any amended option will be subject to the same vesting schedule as under the original option agreement.  That means that upon the amendment date and time, your amended options will be vested to the same extent and will continue to vest at the same rate as provided for under the terms of the original option agreement.  Continued vesting is subject to your continued employment with us through each relevant vesting date.

Adjustments upon certain events.

Although we do not currently anticipate any such merger or acquisition, if we merge or consolidate into, or are acquired by, another entity, prior to the expiration of the offer, you may choose to withdraw any election to accept this offer and your options will be treated in accordance with the applicable Plan and with your option agreement.  Further, if we are acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and remain exercisable for the time period set forth in your option agreement, your options will not be amended, and you will receive no consideration with respect to the options.  If we are acquired prior to the expiration of the offer but do not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or amended options, including any additional adjustments to the exercise price or number of shares that will be subject to the amended options.  Under such circumstances, we expect that the type of security and the number of shares covered by each amended option would be adjusted based on the consideration per share given to holders of options to acquire our common stock that are outstanding at the time of the acquisition.  Such amended options will generally have an exercise price equal to the closing price of the acquirer’s stock on the date of the expiration of the offer.  As a result of such adjustments, you may receive options for more or fewer shares of the acquirer’s common stock than the number of shares subject to the eligible options with respect to which you accept this offer or than the number you would have received pursuant to an amended option if no acquisition had occurred.

You should be aware that these types of transactions could significantly affect our stock price, including potentially substantially increasing the price of our shares.  Depending on the timing and structure of a transaction of this type, you might lose the benefit of any price appreciation in our common stock resulting from a merger or acquisition.  This could result in option holders who do not participate in this offer receiving a greater financial benefit than option holders who do participate, even after taking into account the potential adverse tax consequences of not participating.  In addition, your amended options may be exercisable for stock of the acquirer, not Vitesse common stock, while option holders who decide not to participate in this offer might be able to exercise their options before the effective date of the merger or acquisition and sell their Vitesse common stock before the effective date.

If we are acquired, it is possible that an acquirer could terminate your employment or other service and therefore, to the extent that you have any amended options or a restricted stock unit award subject to vesting, such options will cease to vest and will terminate in accordance with their terms and your restricted stock unit award will not vest.

Finally, if we are acquired after the options for which you have chosen to accept this offer have been amended, the treatment of your amended options in such a transaction will be governed by the terms of the transaction agreement or the terms of the applicable Plan and the option as amended in accordance with this offer.

Changes in Capitalization.

The Plans generally provide that in the event of any stock split, stock dividend, combination or reclassification, or other increase or decrease in the number of issued shares of common stock effected without receipt of consideration, the Administrator will proportionately adjust the number of shares of common stock which may be delivered under the applicable Plan, and the number and price of shares of common stock subject to outstanding awards thereunder.

Transferability of options.

Options granted under any of the Plans generally may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code or Title I of the Employee Retirement Income Security Act of 1974, or the rules thereunder.

Registration of shares underlying the options.

All of the shares of Vitesse common stock issuable upon exercise of amended options have been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), on registration statements on Form S-8 filed with the SEC.  Unless you are an employee who is considered an affiliate of Vitesse for purposes of the Securities Act, when Vitesse has filed its 2008 Forms 10-Q you will be able to sell the shares issuable upon exercise of your amended options free of any transfer restrictions under applicable United States securities laws.  Vitesse expects to file all of its 2008 Forms 10-Q in December 2008.

United States federal income tax consequences.

You should refer to Section 14 of this Offer to Amend for a discussion of the United States federal income tax consequences of the options with respect to which you choose to accept this offer, as well as the consequences of accepting or rejecting this offer.  We strongly recommend that you consult with your own advisors to discuss the consequences to you of participating or not participating in this offer.

In addition, some states, including California, may impose additional taxes.  We strongly recommend that you consult with your financial, legal and/or tax advisors regarding any tax consequences, including any state tax consequences.

Federal income tax consequences in multiple jurisdictions.

If you are a citizen or resident of the United States, and are also subject to the tax laws of another non-United States jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you.  We strongly recommend that you consult with your own advisors to discuss the consequences to you of participating or not participating in this offer.

10.           Information concerning the Company.

Vitesse was incorporated under the laws of the State of Delaware in 1987.

Vitesse is a leading supplier of high-performance integrated circuits (ICs) that are utilized primarily by manufacturers of networking systems for Carrier, Enterprise and Storage communications applications.  Vitesse designs, develops and markets a diverse portfolio of high-performance, cost-competitive semiconductor products.  For more than 20 years, Vitesse has led the transition of new technologies in communications networks.

Our customers include leading communications and enterprise original equipment manufacturers (OEMs) such as Alcatel Lucent; Ciena Corp.; Cisco Systems, Inc.; EMC Corporation; Fujitsu Ltd.; Hewlett-Packard Co.; Hitachi Ltd.; Huawei Technologies Co. Ltd.; Nortel Networks Corporation; Nokia Siemens Networks B.V.; Tellabs, Inc. and ZTE Corp.

Our principal executive offices are located at 741 Calle Plano, Camarillo, California 93012.  If you have questions regarding how to participate in this offer, please contact Helen Tran at tran@vitesse.com or (805) 389-7191.

A summary of the financial information included in our annual report on Form 10-K for the fiscal year ended September 30, 2007, which is incorporated herein by reference, is attached hereto as Schedule B to this Offer to Amend.  Please see Section 18 of this Offer to Amend entitled, “Additional Information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

The book value per share of Vitesse’s common stock was $0.48 at September 30, 2007.

11.           Interests of directors and executive officers; transactions and arrangements concerning the options.

A list of our directors and executive officers is attached to this Offer to Amend as Schedule A.  None of our executive officers holds eligible options and therefore none of our executive officers is an eligible option holder.  Our directors are not eligible to participate in this offer.

Neither we, nor any of our directors or executive officers, nor any affiliates of Vitesse were engaged in transactions involving eligible options during the 60 days before and including the commencement of this offer.

12.           Status of options amended by us in the offer; accounting consequences of the offer.

Options that we accept for amendment through the acceptance of elections under this offer will be amended under the Plans.

Pursuant to the accounting standards in effect under Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123 (revised 2004), “Share Based Payment” (“SFAS No. 123(R)”), a company modifying an award under SFAS No. 123(R) is required to recognize incremental compensation cost measured as the excess, if any, of the fair value of the modified award determined in accordance with the provisions of SFAS No. 123(R), together with the value of any other consideration given, over the fair value of the original award immediately before its terms are modified, measured based on the share price and other pertinent factors at that date. The fair value of the modified award will include the fair value of the restricted stock units estimated to vest pursuant to the terms of the offer.  We will immediately recognize expense during the fiscal quarter in which we accept the tendered eligible options for amendment after the expiration date for fully vested options and will recognize expense on non-vested options over their respective vesting terms.  As would be the case with any unvested options or restricted stock units, in the event that any of the amended options or the restricted stock units are forfeited prior to their vesting due to termination of service or the failure to satisfy certain conditions, the compensation cost for the forfeited amended options or the restricted stock units will not be recognized.

13.           Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our amending options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any listing requirements that would be required for the amendment or ownership of our options as contemplated herein.  Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action.  We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business.  Our obligation under the offer to accept elections for eligible options and to amend such options is subject to the conditions described in Section 7 of this Offer to Amend.

If we are prohibited by applicable laws or proposed tax regulations from amending options on the amendment date and time, we will not amend any options subject to such provisions.  We are unaware of any such prohibition at this time, and we will use reasonable efforts to affect the amendment, but if the amendment is prohibited on the amendment date and time we will not amend any options subject to such provisions.

14.           Material United States federal income tax consequences.

If You Participate in this Offer.

As a result of participation in this offer, you may avoid potentially adverse tax consequences associated with your eligible options.  Please read this section carefully, as well as the following section summarizing the potential tax consequences to you if you decide to keep your current options.

The following is a summary of the material United States federal income tax consequences of participating in the offer for those eligible option holders subject to United States federal income tax.  This discussion is based on the Internal Revenue Code, its legislative history, final or proposed tax regulations thereunder and administrative and judicial interpretations as of the date of this Offer to Amend, all of which are subject to change, possibly on a retroactive basis.  The federal tax laws may change and the federal, state and local tax consequences for each eligible option holder will depend upon that eligible option holder’s individual circumstances.  This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.  We strongly recommend that you consult with your financial, legal and/or tax advisors to discuss the consequences to you of this transaction.

If you are subject to taxation in the United States, and are also subject to the tax laws of another country, you should be aware that there might be other tax and social insurance consequences that may apply to you.  In addition, some states, including California, may impose additional taxes on the amounts subject to the 20% federal tax.  We strongly recommend that you consult with your financial, legal and/or tax advisors to discuss the consequences to you of this transaction.

We strongly recommend that you consult your financial, legal and/or tax advisors regarding the federal, state and local tax consequences of participating in the offer, as the related tax consequences to you are dependent on your individual tax situation.  If you have any general questions regarding the terms of this offer, contact Helen Tran at tran@vitesse.com or (805) 389-7191.

Restricted Stock Unit Awards.

If the restricted stock unit awards you receive in connection with the amendment of your eligible options under this offer become vested, you will receive shares equal to the number of restricted stock units.  The fair market value of those shares will be taxable to you as ordinary compensation income when shares are distributed.  We generally will be entitled to a deduction equal to the amount of ordinary compensation income taxable to you if we comply with eligible reporting requirements.   Any income recognized upon your restricted stock unit award becoming vested will constitute wages for which withholding will be required.

Amended options.

If you are an eligible option holder who chooses to accept this offer for your eligible options, you should not be required to recognize income for United States federal income tax purposes at the time of the amendment of such options.  We believe that the amendment of options will be treated as a non-taxable exchange for United States federal income tax purposes.

All eligible options are nonqualified stock options for purposes of United States tax law.  (Even if your options were originally intended to be incentive stock options (“ISOs”), they did not qualify as such due to the discounted exercise price.  Thus, all affected options are nonqualified stock options.)  Your amended options will continue to be nonqualified stock options for purposes of United States tax law.  Under current United States tax law, an option holder generally will not realize taxable income upon the grant of a nonqualified stock option.  However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the eligible option on the date of exercise will be ordinary compensation income taxable to the option holder in the year of exercise.  As a result of Section 409A, however, nonqualified stock options granted with an exercise price below the fair market value of the underlying stock may, to the extent the option was not vested on or before December 31, 2004, be taxable to a participant before he or she exercises an award.  If you elect to participate in this offer, your eligible options that are amended should no longer be subject to the adverse tax consequences under Section 409A that this offer was designed to allow you to avoid.

We generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

Any income recognized upon exercise of a nonqualified stock option generally will constitute wages for which withholding will be required.

In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you.  In addition, some states, including California, may impose additional taxes on the amounts subject to the 20% federal tax.  We strongly recommend that you consult with your financial, legal and/or tax advisors regarding the federal, state and local tax consequences of participating in the offer.  If you have general questions regarding the terms of this offer, you may contact Helen Tran at tran@vitesse.com or (805) 389-7191.

If You Do Not Participate in this Offer.

The following is a summary of the material United States federal income tax consequences of declining to participate in the offer for those eligible option holders subject to United States federal income tax.  This discussion is based on the United States Internal Revenue Code, its legislative history, tax regulations thereunder and administrative and judicial interpretations as of the date of this Offer to Amend, all of which are subject to change, possibly on a retroactive basis.  The federal tax laws may change and the federal, state and local tax consequences for each eligible option holder will depend upon that eligible option holder’s individual circumstances.  This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.  If you are subject to taxation in the United States, and are also subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you.  In addition, some states, including California, may impose additional taxes on the amounts subject to the 20% federal tax.  We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

We strongly recommend that you consult your financial, legal and/or tax advisors regarding the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.  If you have general questions regarding the terms of this offer, please contact Helen Tran at tran@vitesse.com or (805) 389-7191.

Your decision not to accept this offer for your eligible options could result in potentially adverse tax consequences to you.  Please read this section carefully and talk to your tax advisors about your decision regarding participation in this offer.

Section 409A and tax regulations issued under Section 409A provide that a stock option granted with an exercise price lower than the fair market value of the underlying stock on the date the grant was actually finalized is a form of deferred compensation that must have a fixed exercise date to avoid early income recognition and an additional 20% tax.  None of the eligible options has a fixed exercise date, and therefore Section 409A would likely subject the eligible option holders to income recognition before the options are exercised and would subject the eligible option holders to the additional 20% tax.  The eligible option holders would have income recognition equal to the difference between the fair market value of the shares on the date of vesting and the exercise price (the “spread”).  The eligible option holders would incur an additional 20% tax on the income recognized, plus possibly an interest charge.  Further, it is possible that during each subsequent tax year (until the option is exercised or expires), any increase in value of the underlying stock will be taxed and may also be subject to taxable income recognition and the additional 20% tax.  Further, some states, including California, impose an additional 20% state tax.

If you are subject to taxation in the United States, and also are subject to taxation in another country, there may be additional tax consequences relating to your participation in this offer.

15.           Termination; amendment.

We reserve the right, in our reasonable judgment, before the expiration of the offer, to terminate or amend the offer and to postpone the expiration of the offer (resulting in a delay of our acceptance and amendment of any options for which elections have been made) if any of the events listed in Section 7 of this Offer to Amend occurs, by giving written notice of the termination or postponement to you or by making a public announcement of the termination.  Our reservation of the right to delay our acceptance and amendment of options for which elections have been made is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of an offer like this.

Subject to compliance with applicable law, we further reserve the right, before the expiration of the offer, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer.  As a reminder, if a particular option expires after commencement, but before amendment under the offer, that particular option is not eligible for amendment.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes.  If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten U.S. business days from the date of notice of such modification.  If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, U.S. Eastern Time.

16.           Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections for this offer.

17.           Additional information.

This Offer to Amend is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC.  This Offer to Amend does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.  We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to accept this offer for your options:

1.                                       Our annual report on Form 10-K for our fiscal year ended September 30, 2007, filed with the SEC on September 30, 2008;

2.                                       Our current report on Form 8-K as filed with the SEC on October 17, 2008; and

3.                                       The description of our Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on March 5, 2003, and any further amendment or report filed hereafter for the purpose of updating such description.

The SEC file number for these filings is 001-31614.  These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C.  20549.  You may obtain information on the operation of the public reference room by calling the SEC at (202) 551-8090.  Our SEC filings are also available to the public on the SEC’s Internet site at www.sec.gov.

Each person to whom a copy of this Offer to Amend is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by contacting Helen Tran at tran@vitesse.com or (805) 389-7191.

As you read the documents listed above, you may find some inconsistencies in information from one document to another.  If you find inconsistencies between the documents,

or between a document and this Offer to Amend, you should rely on the statements made in the most recent document.

The information contained in this Offer to Amend about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

18.           Financial statements.

Attached as Schedule B to this Offer to Amend is our summary financial information for our annual report on Form 10-K for our fiscal year ended September 30, 2007.  More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Amend.

19.           Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law.  If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law.  If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from, the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to accept this offer to amend your options.  Vitesse will prepare communications regarding this offer and provide general tax information to eligible option holders regarding this offer.  Vitesse will not provide tax advice specific to an individual’s circumstances or make any tax recommendation.  You should rely only on the information in this document or documents to which we have referred you.  We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Amend the Exercise Price of Certain Options and in the related offer documents.  If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

SCHEDULE A

INFORMATION CONCERNING
THE DIRECTORS AND EXECUTIVE OFFICERS
OF VITESSE SEMICONDUCTOR CORPORATION

The directors and executive officers of Vitesse Semiconductor Corporation are set forth in the following table:

Name	Position and Offices Held
Guy W. Adams	Director
Vincent Chan, Ph.D.	Director
Christopher R. Gardner	Director and Chief Executive Officer
Steven P. Hanson	Director
Robert A. Lundy	Director
Edward Rogas, Jr.	Director
Willow B. Shire	Director
Richard C. Yonker	Chief Financial Officer
Michael B. Green	Vice President, General Counsel and Secretary
Dr. Martin Nuss	Vice President of Technology and Strategy

Our executive officers do not hold eligible options and therefore are not eligible to participate in this offer.  Our directors are not eligible to participate in this offer.

The address of each director and executive officer is: c/o Vitesse Semiconductor Corporation, 741 Calle Plano, Camarillo, California 93012 and the telephone number is (805) 388-3700.

A-1

SCHEDULE B

SUMMARY FINANCIAL INFORMATION
OF VITESSE SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

	For the Fiscal Year Ended
(In thousands, except share and per share amounts)	September 30, 2007	September 30, 2006

Net sales	$221,948	$203,289
Cost of sales	$113,754	$112,740
Operating (loss) income	$(1,799)	$(50,094)
Net (loss) income	$(21,647)	$(67,285)
(Loss) income per common share from continuing operations:
Basic	$(0.02)	$(0.23)
Diluted	$(0.02)	$(0.23)
Shares used in computing earnings per share:
Basic	223,556	222,137
Diluted	223,556	222,137

Cash, cash equivalents, and short-term investments	$25,976	$25,312
Current assets	$118,257	$99,718
Noncurrent assets	$209,091	$252,481
Current liabilities	$62,970	$85,287
Noncurrent liabilities	$156,846	$148,604
Shareholders’ equity	$106,243	$117,810

B-1